UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060 Expires: January 31, 2008 Estimated average burden hours per response. . 38.0
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 2, 2006

Career Education Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-23245	36-3932190
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2895 Greenspoint Parkway, Suite 600, Hoffman Estates, IL		60195
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(847) 781-3600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 23, 2006, Career Education Corporation (CEC) voluntarily filed a Form 8-K report with the Securities and Exchange Commission (SEC), disclosing information CEC had received from the Department of Education (ED) pertaining to restrictions ED had placed upon CEC’s growth. CEC first disclosed the imposition of these restrictions in detail in a June 2005 press release.

CEC’s May 23 Form 8-K filing described the history of these restrictions, noted ED’s acknowledgement of the progress CEC has made in several key areas, and further disclosed that ED would nevertheless maintain the restrictions based on its review of CEC’s compliance audits and other specific concerns raised by the ED.

On June 1, 2006, a reporter at a media service obtained a copy of the ED’s May 12 letter. On June 2, 2006 the letter was made public by an investment analyst. Unfortunately, a misimpression has developed in the media and in the marketplace that the company delayed disclosure of the existence of the ED’s letter. This is false.

While the ED’s letter bears a date of May 12, 2006, it was sent to us by U.S. mail only. The envelope has a meter-stamp of May 15, 2006, and we do not know when it was placed in the mail. What we do know is that the letter was date-stamped received and opened in our offices on May 19, 2006, the day following our Annual Meeting of Stockholders. We received no prior notice or other communication of the letter prior to May 19, 2006. On May 22, 2006, the Company’s Chairman and Chief Executive Officer sent a letter to the ED indicating appreciation for the ED’s feedback and asking for a meeting to work together to address any and all concerns.

The information contained in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and it shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

	By:	/s/ Janice L. Block
Janice L. Block
Senior Vice President, Chief Legal Officer,
and Corporate Secretary

Dated: June 2, 2006